Exhibit 99.1

Gulf Resources announces the commencement of trial production in its first brine water and natural gas well field in Sichuan Province

SHOUGUANG, China, Jan. 20, 2017 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announces the commencement of trial production in first brine water and natural gas well field in Sichuan Province.

“Gulf Resources is very pleased to continue its progress in Sichuan by commencing trial production in its first brine water and natural gas well field,” stated Liu Xiaobin, the CEO of the Company. “We are testing all aspects of the well. After we are satisfied with the progress, we will secure a customer for our production.”

“We promised investors,” Mr. Liu continued, “We would be transparent and post photographs of our progress. If you go to http://www.gulfresourcesinc.com/resource-reserves.html you will see photographs of the pumping station with a tanker truck, the compressor, the wastewater purification tank, and the control panel in operation.

“We are very excited about the opportunities for natural gas production and brine production in Sichuan Province,” Mr. Liu concluded. “China has limited supplies of natural gas, which is a clean burning fuel. The government has indicated its intention to promote the development of natural gas. We are very pleased to have the potential opportunity to be a part of this growth.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Shouguang City Rongyuan Chemical Co, Limited (“ SCRC”) and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT:
Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com